                                                                     EXHIBIT 1-B

                                                                  CONFORMED COPY

                               Pricing Agreement


Bear, Stearns & Co. Inc.
  as Representative of the
  Several Underwriters named
  in Schedule I hereto
245 Park Avenue
New York, New York  10167
                                                                  August 6, 1996

Ladies and Gentlemen:

   Ford Motor Company, a Delaware corporation (the "Company"), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement dated August 6, 1996 (the "Underwriting Agreement") between the Company and Bear, Stearns & Co. Inc., to issue and sell to the Underwriters named in Schedule I hereto (the "Underwriters") the Securities specified in
Schedule II hereto (the "Designated Securities"). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety and shall be deemed to be a part of this Pricing Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty set forth in Section 2 of the Underwriting Agreement relating to the Prospectus shall be deemed to have been made as of the date of the Underwriting Agreement and, with respect to the Prospectus as amended or supplemented applicable to the Designated Securities covered by this Pricing Agreement, shall be deemed to have been made as of the date of this Pricing Agreement. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.

   An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you, is now proposed to be filed, or, in the case of a supplement, electronically transmitted for filing, with the Commission.

   Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

   If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in the Agreement Among Underwriters, the form of which you have delivered to us. You represent that you are authorized on behalf of yourselves and each of the Underwriters to enter into this Pricing Agreement.


                                                 Very truly yours,

                                                 FORD MOTOR COMPANY


                                                By: /s/ M.S. Macdonald
                                                   -------------------------

Accepted as of the date hereof:

BEAR, STEARNS & CO. INC.


By:  /s/ Timothy A. O'Neill
   ----------------------------------
     Name:   Timothy A. O'Neill
     Title: Senior Managing Director

                        SCHEDULE I TO PRICING AGREEMENT


                                                                                     Principal Amount
                                                                                      of Designated
                                                                                      Securities to
                    Underwriters                                                       be Purchased
                    ------------                                                  --------------------
         Bear, Stearns & Co. Inc. . . . . . . . . . . . . . . . . . . . . .       US$    50,000,000
         Goldman, Sachs & Co. . . . . . . . . . . . . . . . . . . . . . . .              50,000,000
         Lehman Brothers Inc. . . . . . . . . . . . . . . . . . . . . . . .              50,000,000
         J.P. Morgan Securities Inc.  . . . . . . . . . . . . . . . . . . .              50,000,000
         Salomon Brothers Inc . . . . . . . . . . . . . . . . . . . . . . .              50,000,000
                                                                                         ----------

         Total    . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       US$   250,000,000
                                                                                        ============

                        SCHEDULE II TO PRICING AGREEMENT



Title of Designated Securities:

         7 1/2% Debentures due August 1, 2026 (the "Debentures")

Aggregate Principal Amount:

         $250,000,000

Denomination:

         Global - See "Other Terms"

Price to Public:

         99.418% of the principal amount of the Debentures, plus accrued interest from August 1, 1996 to the Time of Delivery

Purchase Price by Underwriters:

         98.543% of the principal amount of the Debentures, plus accrued interest from August 1, 1996 to the Time of Delivery

Maturity:

         August 1, 2026

Interest Rate:

         7 1/2%

Interest Payment Dates:

         August 1 and February 1, commencing February 1, 1997

Redemption Provisions:

         No redemption provisions.

Sinking Fund Provisions:

         No sinking fund provisions

Time of Delivery:

         10:00 a.m., New York City time, August 9, 1996

Closing Location:

         Shearman & Sterling, New York, New York

Funds in Which Underwriters to Make Payment:

         Immediately available funds

Delayed Delivery:

         None

Other Terms:

         The Debentures will be issued in the form of two fully registered global Debentures, one in the denomination of $200,000,000 and one in the denomination of $50,000,000, which will be deposited with, or in accordance with the instructions of, The Depository Trust Company, New York, New York (the "Depository") and registered in the name of the Depository's nominee. Except as provided in the Indenture, beneficial owners of the Debentures will not have the right to have the Debentures registered in their name, will not receive or be entitled to receive physical delivery of such Debentures, and will not be considered the owners or holders thereof under the Indenture.

         Settlement for the Debentures will be made in immediately available funds. The Debentures will trade in the Depository's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Debentures will therefore settle in immediately available funds.

         All payments of interest and principal on the Debentures will be made by the Company in immediately available funds.